Exhibit 99.3

INVESTMENT BANKING GROUP

CONSENT OF SANDLER O’NEILL + PARTNERS, L.P.

We hereby consent to the inclusion of our opinion letter, dated June 4, 2009, to the Board of Directors of Cowen Group, Inc. as Appendix F to, and to the reference thereto under the headings “Summary — The Transactions and the Transaction Agreement — Opinion of Cowen’s Financial Advisor,” “Risk Factors — Risks Related to the Completion of the Transactions” and “Proposal 1: The Transactions — Opinion of Cowen’s Financial Advisor” in, the proxy statement/prospectus (and any amendments thereto) relating to the proposed transactions involving Cowen Group, Inc. and Ramius LLC, which proxy statement/prospectus forms a part of LexingtonPark Parent Corp.’s Registration Statement on Form S-4 (and any amendments thereto) to which this consent is filed as an exhibit.

In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (which we refer to as the Securities Act), or the rules and regulations of the Securities and Exchange Commission (which we refer to as the SEC) promulgated thereunder, or (2) that we are experts with respect to any part of the registration statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the SEC promulgated thereunder.

New York, New York
August 13, 2009

Sandler O’ Neill + Partners, L.P. 919 Third Avenue, 6th Floor, New York, NY 10022 T: (212) 466-7700 F:(212) 466-7711	www. SANDLERONEILL.com